Exhibit 99.1

News Release

– Ascena Retail Group, Inc. Announces Holiday Sales Results

and Lowers FULL YEAR Fiscal 2015 Earnings Per Share Guidance –

MAHWAH, NJ – January 12, 2015 – Ascena Retail Group, Inc. (NASDAQ – ASNA) (the “Company”) today announced sales results for the Holiday period (11/22/14 – 1/4/15). The Company also announced that it is reducing its full year earnings per share guidance for the current fiscal year, ending July 25, 2015, due to lower than planned sales and elevated promotional activity at Justice during Holiday, along with a reduced trend outlook for Justice in Spring.

The Company noted that combined comparable store and ecommerce sales for the Holiday period defined above increased 2% on a consolidated basis, with the more promotional post-Christmas period representing the majority of the comp increase. Comparable sales data is summarized below by channel and brand:

Consolidated Comparable Sales

Stores	flat
Ecommerce	17%
Total ascena	2%

Total Brand Comparable Sales

Justice	(3%)
Lane Bryant	1%
maurices	8%
dressbarn	4%
Catherines	12%

David Jaffe, President and Chief Executive Officer commented, “Consistent with our first quarter results, the Holiday season was mixed across our portfolio. Strong performance across three of our brands was offset by softer than expected results at Lane Bryant, and continued challenges at our Justice brand. The Justice business did not accelerate as planned, which resulted in a significant increase in required markdowns to exit the Fall season at targeted inventory levels. We are also taking a more conservative outlook for Justice in the Spring. As a result, we now expect full year fiscal 2015 adjusted earnings per share in the range of $0.70 to $0.75, versus our previous guidance of $0.90 to $1.00.”

Jaffe further commented, "We are making significant adjustments to the go-forward promotional strategy for the Justice brand, with Spring receipts planned down more than 20%. We are looking forward to getting our new brand President in place to accelerate the Justice turnaround, and continue to see very strong candidates. Despite the fact that Justice remains in a period of transition, we are confident in the long-term vision for ascena, and committed to driving value for our shareholders."

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ: ASNA) is a leading national specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Lane Bryant, Cacique, maurices, dressbarn and Catherines brands; and for tween girls and boys, under the Justice and Brothers brands. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,900 stores throughout the United States and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.lanebryant.com, www.cacique.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.shopjustice.com, and www.shopbrothers.com.

CONTACT:	Ascena Retail Group, Inc.
Investor Relations
(551) 777-6895

ICR, Inc.
James Palczynski
Partner
(203) 682-8229
jp@icrinc.com